UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2021

Dune Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39819	85-1617911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Rosemary Avenue, Suite 204 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

(917) 742-1904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	DUNEU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	DUNE	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	DUNEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On October 12, 2021, Dune Acquisition Corporation, a Delaware corporation (“Dune”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (“TradeZero”).

Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) each issued and outstanding share of common stock of TradeZero will automatically be converted into a number of shares of Class A common stock of New TradeZero (as defined below) equal to an exchange ratio (the “Exchange Ratio”) determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares common stock of TradeZero immediately prior to the Closing (including the shares of common stock of TradeZero subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share (the “Merger Consideration”), (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by an equity incentive plan to be adopted in connection with the Closing, in the form attached to the Merger Agreement (the “New TradeZero Incentive Plan”) and with respect to a number of shares of New TradeZero Class A common stock equal to the product of (A) the number of shares of TradeZero common stock underlying the original award and (B) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the New TradeZero Incentive Plan and with respect to a number of shares of New TradeZero Class A common stock equal to the product of (A) the number of shares of TradeZero common stock underlying the original award and (B) the Exchange Ratio and an exercise price per share of New TradeZero Class A common stock subject to the award equal to (A) the existing exercise price of the award divided by (B) the Exchange Ratio.

In addition, immediately prior to the Closing, the holders of Class A common stock of TradeZero immediately prior to the Closing will receive a cash disbursement from TradeZero equal to the lesser of (i) the difference between the TradeZero's cash balance at the Closing and $10,000,000 or (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero shall grant restricted stock unit awards of New TradeZero to certain TradeZero equityholders (the “RSU Earnout Awards”), and the holders of Class A common stock of TradeZero immediately prior to the Closing and the holders of the RSU Earnout Awards will have the right to receive a pro-rata share of up to 9,000,000 additional shares of New TradeZero Class A common stock upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 shares (the “$12.00 Earn Out Shares”) upon the date on which the volume weighted average closing sale price of New TradeZero’s Class A common stock as reported on the New York Stock Exchange (or the stock exchange on which New TradeZero’s Class A common stock is then listed) (the “Stock Exchange”) for a period of twenty (20) trading days out of thirty (30) consecutive trading days (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any divided or distribution of securities convertible into New TradeZero Class A common stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New TradeZero Class A common stock) (such price, the “Share Price”) is equal to or greater than $12.00 per share at any time during the period beginning at the Closing and ending on the three-year anniversary of the Closing date (the “Earn Out Period”); (ii) 3,000,000 shares (the “$15.00 Earn Out Shares”) upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 shares (the “$18.00 Earn Out Shares”) upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

The Mergers

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”): (i) at the Closing, (A) in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune, and (B) subject to certain exceptions, in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware, TradeZero will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly-owned subsidiary of Dune; and (ii) Dune will be renamed “TradeZero Global Inc.” (“New TradeZero”).

The board of directors of Dune (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Dune. The board of directors of TradeZero has also unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of TradeZero.

The board of directors of TradeZero unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement and the transactions contemplated thereby were approved by the TradeZero stockholders following the execution of the Merger Agreement on October 12, 2021.

Conditions to Closing

The obligation of Dune and TradeZero to consummate the Business Combination pursuant to the Merger Agreement is subject to the satisfaction or waiver of certain closing conditions, including, among others: (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”); (ii) approval by the Financial Industry Regulatory Authority (“FINRA”) and other international regulatory agencies (if necessary); (iii) approval of the Business Combination and related agreements and transactions (as more particularly set forth in the Merger Agreement) by the respective stockholders of Dune and TradeZero; (iv) the aggregate cash proceeds from Dune’s trust account or other available cash (including any potential financing conducted by Dune as permitted under the Merger Agreement or the net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing) equaling or exceeding $80,000,000 after giving effect to the redemption of any shares of Dune’s Class A common stock, par value $0.0001 per share, in connection with the stockholder vote to approve the Business Combination (the “Available Closing SPAC Cash”); (v) the listing or receipt of approval for listing of New TradeZero’s shares of Class A common stock on the New York Stock Exchange; and (vi) receipt of TradeZero’s audited financial statements which shall not materially deviate from TradeZero’s previously delivered unaudited combined financial statements for the same periods.

Covenants

The Merger Agreement contains certain covenants, including, among others, providing for: (i) the parties to conduct their respective businesses in the ordinary course through the Closing; (ii) TradeZero to provide to Dune and its representatives reasonable access through the Closing to TradeZero’s properties, books, records and personnel; (iii) TradeZero to prepare and deliver certain of its unaudited interim financial statements and audited financial statements; (iv) the parties to use commercially reasonable best efforts to make all required filings pursuant to the HSR Act and to request early termination of all waiting periods applicable under the HSR Act; (v) TradeZero to use its commercially reasonable efforts to prepare and file with FINRA the continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America, Inc.; (vi) Dune and TradeZero to prepare, and Dune to file, the proxy statement in connection with the Business Combination and Dune to take certain other actions to obtain the requisite approval of Dune stockholders of certain proposals regarding the Business Combination; (viii) Dune to adopt, subject to the approval of its stockholders, the New TradeZero Incentive Plan and an employee stock purchase plan and (ix) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by Dune, Merger Sub, Merger Sub II, and TradeZero. The representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated under certain limited circumstances prior to the Closing, including, among others, (i) by mutual written consent of Dune and TradeZero, (ii) by either Dune or TradeZero if there is in effect any law or final, non-appealable order, judgment, injunction, decree, writ, ruling, stipulation, determination or award issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, (iii) by either Dune or TradeZero if the Closing has not occurred on or before July 12, 2022, (iv) by either Dune or TradeZero if certain approvals of Dune’s stockholders are not obtained, (v) by Dune in certain circumstances following Dune’s special meeting if the Available Closing SPAC Cash would be less than $80,000,000, and (vi) by Dune if TradeZero’s audited combined financial statements materially deviate from its unaudited financial statements.

Certain Related Agreements

Support Agreement

On October 12, 2021, TradeZero’s stockholders entered into a support agreement with Dune (the “Support Agreement”). Under the Support Agreement, TradeZero’s stockholders agreed that they will not transfer their shares of TradeZero capital stock and will continue to support, and refrain from taking certain actions, in each case, subject to the terms and conditions contemplated by the Support Agreement.

Sponsor Agreement

On October 12, 2021, Dune, Dune Acquisition Holdings, LLC (the “Sponsor”) and TradeZero entered into a sponsor agreement (the “Sponsor Agreement”). Under the Sponsor Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Business Combination, (ii) waive the anti-dilution protection afforded under Dune’s amended and restated certificate of incorporation in respect of the shares of Class B common stock of Dune held by the Sponsor in connection with the Business Combination and (iii) not transfer its shares of Dune capital stock and will continue to support, and refrain from taking certain actions that would negatively affect, the transactions contemplated by the Merger Agreement from occurring, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Pursuant to the Sponsor Agreement, Dune agreed to indemnify the Sponsor against certain liabilities it may incur in connection with the Business Combination, subject to certain exceptions.

Lock-up Agreement

On October 12, 2021, Dune, the Sponsor and TradeZero’s stockholders entered into a lock-up agreement (the “Lock-up Agreement”), which will be effective as of the Closing. Under the Lock-up Agreement, the Sponsor and the TradeZero stockholders agreed to certain restrictions on transfer with respect to the shares of New TradeZero Class A common stock and private placement warrants they hold or will receive upon the Closing, which restrictions amend and supersede the restrictions on transfer the Sponsor agreed to in that certain letter agreement, dated December 17, 2020, entered into by and among Dune, the Sponsor and Dune’s officers and directors in connection with Dune’s initial public offering. The restrictions on transfer contained in the Lock-up Agreement apply to both the Sponsor and TradeZero’s existing stockholders and end: (i) with respect to New TradeZero’s Class A common stock, on the earlier of 180 days after Closing and the date on which New TradeZero completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the Class A common stock of New TradeZero being converted into cash, securities or other property; and (ii) with respect to New TradeZero’s private placement warrants, on the later of thirty days after the Closing and December 22, 2021.

Nomination Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero will enter into a nomination agreement (the “Nomination Agreement”) with John Muscatella, Daniel Pipitone, Giovanni Ferrara, John Caruso and Kosta Corriveau (the “TradeZero Members”) and the Sponsor, pursuant to which the TradeZero Members will have the right to nominate members of the board of directors of New TradeZero in the number and subject to the beneficial ownership thresholds and terms and conditions set forth therein. Following the Closing, the board of directors will consist of at least seven (7) directors, with the board to be divided into three (3) classes. The directors shall initially include: (i) Daniel Pipitone and John Muscatella as Class I directors; (ii) two (2) independent director nominees to be designated by TradeZero prior to the Closing; (iii) one (1) independent director nominee to be designated by Dune prior to the Closing (who shall be a Class III director); (iv) two (2) independent director nominees to be designated by Dune, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director); and (v) such other director nominees to be designated by TradeZero pursuant to written notice to Dune following the date of the Merger Agreement. Carter Glatt, William Nance and the independent director nominee to be designated by Dune prior to the Closing are entitled serve on the Board until the expiration of their initial terms.

A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero, the Sponsor, and the TradeZero Members and certain of their permitted transferees will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things Dune will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New TradeZero Class A common stock and other equity securities of Dune that are held by the parties thereto from time to time and the Sponsor and TradeZero’s stockholders will be granted certain registration rights.

The foregoing descriptions of the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement, the Nomination Agreement and the A&R Registration Rights Agreement, and the transactions and documents contemplated thereby, are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement, the Nomination Agreement the A&R Registration Rights Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibits F and G to Exhibit 2.1 hereto, respectively, and the terms of which are incorporated by reference herein.

The Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement, the Nomination Agreement the A&R Registration Rights Agreement have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about Dune, TradeZero or their respective affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement and the Nomination Agreement and the other documents related thereto were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement and the Nomination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, the Sponsor Agreement, the Support Agreement, the Lock-up Agreement or the Nomination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement or the Nomination Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, the Support Agreement, the Sponsor Agreement, the Lock-up Agreement or the Nomination Agreement, as applicable, which subsequent information may or may not be fully reflected in the public disclosures of Dune or TradeZero.

Item 7.01 Regulation FD Disclosure.

On October 12, 2021, Dune and TradeZero issued a joint press release (the “Press Release”) announcing the execution of the Merger Agreement. The Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Attached as Exhibit 99.2 and incorporated herein by reference is the investor presentation, dated October 12, 2021, that was prepared for use by Dune in connection with Dune’s proposed transaction with TradeZero, as described in this Current Report on Form 8-K. Furnished herewith as Exhibit 99.3 is the transcript of a video presentation delivered by Daniel Pipitone, TradeZero’s Co-Founder and Chief Executive Officer, on October 12, 2021 in connection with the announcement of Dune’s and TradeZero’s entry into the Merger Agreement.

The information in this Item 7.01, including Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Dune under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information contained in this Item 7.01, including Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3.

Additional Information and Where to Find It

The Business Combination will be submitted to Dune’s stockholders for their consideration. Dune intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of Dune’s common stock in connection with the Business Combination. This document does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Dune’s stockholders, TradeZero’s stockholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about TradeZero, Dune and the Business Combination. When available, the definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of Dune as of a record date to be established for voting on the proposed Business Combination. Dune stockholders and TradeZero stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Dune’s secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, (917) 742-1904.

Participants in Solicitation

Dune and its directors and executive officers may be deemed participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in Dune is contained in Dune’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Dune’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed Business Combination when available.

TradeZero and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the Proxy Statement for the proposed Business Combination when available.

Forward-Looking Statements Legend

All statements contained in this Current Report on Form 8-K other than statements of historical facts, contains certain forward-looking statements that are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “may” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean a statement is not forward looking. Indications of, and guidance or outlook on, future earnings, dividends or financial position or performance are also forward looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Most of these factors are outside Dune’s and TradeZero’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against Dune and TradeZero following the announcement of the Merger Agreement and the transactions contemplated therein; (iii) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Dune, certain regulatory approvals, or the satisfaction of other conditions to closing in the Merger Agreement; (iv) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (v) the impact of the COVID-19 pandemic on TradeZero’s business and/or the ability of the parties to complete the proposed Business Combination; (vi) the inability to maintain the listing of Dune’s shares on the Nasdaq Stock Market following the proposed Business Combination; (vii) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (viii) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of TradeZero to grow and manage growth profitably, and retain its key employees; (ix) costs related to the proposed Business Combination; (x) changes in applicable laws or regulations; and (xi) the possibility that TradeZero or Dune may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Dune’s most recent filings with the SEC, including Dune’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained herein. All subsequent written and oral forward-looking statements concerning Dune or TradeZero, the transactions described herein or other matters attributable to Dune, TradeZero or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Dune or TradeZero expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 12, 2021, by and among the Dune Acquisition Corporation, Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp.
10.1	Support Agreement, dated as of October 12, 2021, by and among Dune Acquisition Corporation, TradeZero Holding Corp., and certain stockholders of TradeZero Holding Corp.
10.2	Sponsor Agreement, dated as of October 12, 2021, by and among Dune Acquisition Corporation, Dune Acquisition Holdings, LLC, and TradeZero Holding Corp.
10.3	Lock-up Agreement, dated as of October 12, 2021, by and among Dune Acquisition Corporation, Dune Acquisition Holdings, LLC, and certain stockholders of TradeZero Holding Corp.
99.1	Press Release, dated October 12, 2021.
99.2	Investor Presentation, dated October 12, 2021.
99.3	Transcript of Video Presentation, dated October 12, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ACQUISITION CORPORATION

Date: October 12, 2021

	By:	/s/ Carter Glatt
	Name:	Carter Glatt
	Title:	Chief Executive Officer